Exhibit 99

News Release

Media Contact:

Richard Jurek, Vice President

Northern Trust

(312) 444-5281

http://www.northerntrust.com

FOR IMMEDIATE RELEASE

NORTHERN TRUST NAMES FREDERICK H. WADDELL PRESIDENT AND CHIEF OPERATING OFFICER

CHICAGO, February 21, 2006 — Northern Trust Corporation announced today that its Board of Directors elected Frederick H. “Rick” Waddell to the position of President and Chief Operating Officer of the Corporation, reporting to William A. Osborn, Chairman and Chief Executive Officer. The Board also elected Waddell to the Corporation’s Board of Directors. Waddell will retain his current responsibilities as President, Corporate and Institutional Services, which he has held since early 2003.

Effective immediately, the heads of Northern Trust’s other principal operating businesses, Personal Financial Services, Northern Trust Global Investments, and World Wide Operations and Technology, will also report to Waddell.

“Rick is an exceptional leader and a highly regarded member of our executive management team,” said Osborn. “As a 30 year Northern Trust veteran, he has extensive experience successfully managing and growing our business. The Board and the entire management team join me in expressing our confidence in Rick’s leadership and abilities.”

Waddell, who holds a B.A. degree from Dartmouth College and an M.B.A. from Northwestern University, joined Northern Trust in 1975. From 1994 until 2003, he led Northern Trust’s Wealth Management Group. From 1991 until 1994, he was Executive Vice President for Northern Trust Bank of California, with responsibility for the Los Angeles and Westwood offices. During the 1980’s, he was responsible for Corporate Strategic Planning and Corporate Marketing, and held various positions of responsibility and management in the Corporation’s Commercial Banking division. Waddell is currently Chairman of the Board of Trustees of the Kohl Children’s Museum of Greater Chicago, and serves on the Board of Trustees of The Art Institute of Chicago.

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of investment management, asset and fund administration, fiduciary and banking solutions for corporations, institutions and affluent individuals worldwide. Northern Trust, a multibank holding company based in Chicago, has a growing network of 84 offices in 18 U.S. states and has international offices in 11 locations in North America, Europe and the Asia-Pacific region. As of December 31, 2005, Northern Trust had assets under administration of $2.9 trillion, and assets under investment management of $618 billion. Northern Trust, founded in 1889, has earned distinction as an industry leader in combining high-touch service and expertise with innovative products and technology. For more information, visit http://www.northerntrust.com